UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 31, 2007
Date of Report (Date of earliest event reported)

MOBILEMAIL (US) INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51855	Not Applicable
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

Suite 5.18, 130 Shaftesbury Avenue
London, England	W1D 5EU
(Address of principal executive offices)	(Zip Code)

+44(0) 20 7031 1185
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing bligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01              Entry into a Material Definitive Agreement

On January 31, 2007, Mobilemail (US) Inc. (“we”, “us”, “our” or the “Company”) entered into an Equity Share Purchase Agreement (the “Purchase Agreement”) with Capella Capital OÜ, Pollux OÜ and Tracebit Holdings OY (each a “Vendor” and collectively, the “Vendors”) and OY Tracebit AB (“Tracebit”) in connection with the purchase by us of all of the issued and outstanding shares in the capital of Tracebit (the “Purchased Shares”) from the Vendors. The following summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this current report.

The purchase price payable by us to the Vendors for the Purchased Shares consists of an aggregate of 8,224,560 shares of our common stock.

The Purchase Agreement contains customary representations and warranties, closing and termination provisions. The closing of the proposed purchase and sale of the Purchased Shares is subject to the satisfaction of a number of conditions customary for transactions of this type, including:

the delivery to us of audited financial statements of Tracebit as may be reasonably requested by us prepared in accordance with United States generally accepted accounting principles,

the Company and Tracebit entering into new consulting or employment agreements with the following directors and officers of Tracebit which will supersede all previous agreements between such persons and Tracebit;

o	Peter Ahman
o	Simon Adahl
o	Miro Wikgren

and the implementation by us of an incentive stock option plan which will provide for the issuance of up to 10% of our issued and outstanding shares to directors, officers, employees and eligible consultants.

We are presently working with Tracebit towards completion of the acquisition. We have received from Tracebit drafts of the financial statements that we will require in order to complete our filing obligations with the United States Securities and Exchange Commission as a result of the completion of the acquisition. We anticipate closing the acquisition within the next five business days.

Upon completion of the acquisition, the officers and directors of the Company will be as follows:

Name of Director	Office
Gary Flint	Director
Peter Ahman	President, Chief Executive Officer, Chief Financial Officer and Director
Simon Adahl	Chief Marketing Officer and Director
Miro Wikgren	Chief Technical Officer and Director

The Purchase Agreement may be terminated by notice in writing given on or before closing (i) by the mutual consent of the Vendor and the Company, (ii) by the Company or the Vendor, as the case may be, if any of the conditions for the benefit of such party have not been satisfied or waived at or before the closing, and (iii) by any party if the closing has not occurred on or before February 28, 2007, or such later date as the parties may agree in writing.

Business of Tracebit

Since 2001, Tracebit has been a developer and publisher of leading edge games and entertainment applications for mobile handsets. Tracebit has developed more than 30 original games and applications for mobile phones and simultaneously created a global network of customers consisting of over 150 agreements including approximately 70 sales channels with global mobile carriers, service providers and content distributors, ensuring delivery to a global audience. Tracebit licenses well-known brands to attach to the products it makes in order to differentiate from other products in the marketplace. Currently, Tracebit has 10 brands for which it develops mobile games and applications.

Item 9.01               Financial Statements and Exhibits

(a)               Financial Statements of Business Acquired.

Not applicable.

(b)               Pro forma Financial Information.

Not applicable.

(c)               Shell Company Transaction.

Not applicable.

(d)               Exhibits.

Exhibit
Number	Description of Exhibit

10.1	Equity Share Purchase Agreement entered into between Capella Capital OÜ, Pollux OÜ and Tracebit Holding OY and the Company and OY Tracebit AB dated January 31, 2007.

99.1	Press Release of the Company, dated January 31, 2007.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILEMAIL (US) INC.

Date: February 1, 2007	By:	/s/ Gary Flint
Gary Flint
President and Chief Executive Officer